Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Fractyl Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.00001 par value per share, reserved for future issuance under the Registrant’s 2024 Incentive Award Plan	Other(1)	10,106,374(2)(3)	$2.1650	$21,880,300	0.0001381	$3,021.67

Equity	Common stock, $0.00001 par value per share, reserved for future issuance under the Registrant’s 2024 Employee Stock Purchase Plan	Other(4)	2,021,274(5)(6)	$2.1650	$4,376,059	0.0001381	$604.34
Equity	Common stock, $0.00001 par value per share	Other(7)	1,036,800(8)(9)	$2.00	$2,073,600	0.0001381	$286.37

Total Offering Amounts					$28,329,959		$3,912.38

Total Fee Offsets							$ —

Net Fee Due							$3,912.38

(1) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock, $0.00001 par value per share, (the “Common Stock”) as reported on the Nasdaq Global Market on January 8, 2026.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Stock of the Registrant that become issuable under the 2024 Incentive Award Plan (the “Incentive Plan”) by reason of any share dividend, share split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding Common Stock.

(3) Represents an automatic annual increase equal to 5% of the total number of Common Stock outstanding on December 31, 2024 and December 31, 2025, which annual increases are provided by the Incentive Plan.

(4) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on January 8, 2026.

(5) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Common Stock of the Registrant that become issuable under the 2024 Employee Stock Purchase Plan (the “ESPP”) by reason of any share dividend, share split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding Common Stock.

(6) Represents an automatic annual increase equal to 1% of the total number of Common Stock outstanding on December 31, 2024 and December 31, 2025, which annual increases are provided by the ESPP.

(7) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are calculated on the basis of $2.00 per share, the exercise price of the new hire inducement stock option award granted by the Registrant to its Chief Financial Officer as a material inducement to her acceptance of employment with the Registrant in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules.

(8) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Common Stock of the Registrant that become issuable under the new hire inducement stock option award by reason of any share dividend, share split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding Common Stock.

(9) Represents Common Stock of the Registrant reserved for issuance upon the exercise of the new hire inducement stock option award granted outside of the Registrant’s Incentive Plan to the Registrant’s Chief Financial Officer.